UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 30, 2014

Crumbs Bake Shop, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35220	27-1215274
(State or other jurisdiction of	(Commission file number)	(IRS Employer
incorporation or organization)	Identification No.)

110 West 40th Street, Suite 2100, New York, NY	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 221-7105

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 5, 2014, Crumbs Bake Shop, Inc. (“CBS”) issued a press release announcing that Edwin H. Lewis, Chairman of the Board of CBS and its operating subsidiary, Crumbs Holdings LLC (“Holdings” and together with CBS, “Crumbs”), has resigned effective as of January 30, 2014 to pursue personal endeavors and other business ventures. A copy of CBS’ press release is filed herewith as Exhibit 99.1.

Mr. Lewis served on both the board of directors of CBS as well as on the board of managers of Holdings (collectively, the “Board”). Mr. Lewis did not indicate that his resignation from these directorships was due to any disagreement with Crumbs on any matter relating to its operations, policies or practices.

Mr. Lewis was appointed to the board of managers of Holdings pursuant to the terms of Holdings’ Third Amended and Restated Operating Agreement (the “Operating Agreement”) and to the board of directors of CBS pursuant to the terms of CBS’ Amended and Restated Certificate of Designation in respect of the Series A Voting Preferred Stock (the “Series A Certificate of Designation”) whereby the holders of record of CBS’ Series A Voting Preferred Stock voting exclusively and as a separate class, are entitled to elect such number of the directors of the CBS Board (the “Series A Directors”), during the period from May 5, 2011 until December 31, 2015, substantially equivalent to a number of directors commensurate with the then aggregate beneficial ownership of the Series A Holders.

On February 5, 2014, in accordance with the terms of the Series A Certificate of Designation, Edward M. Slezak, the Company’s Interim Chief Executive Officer, General Counsel and Secretary, was appointed by the holders of a majority of the Series A Voting Preferred Stock entitled to vote thereon, to fill the vacancy created by Mr. Lewis’ resignation, effective immediately. Mr. Slezak will also serve on the board of managers of Holdings pursuant to the terms of the Operating Agreement. It is Crumbs’ intention that a new Chairman will be named at the next scheduled meeting of the Board.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 99.1	Press release dated February 5, 2014 (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRUMBS BAKE SHOP, INC.

Dated: February 5, 2014	By:	/s/ Edward M. Slezak
Edward M. Slezak
Interim Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press release dated February 5, 2014 (filed herewith).

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